February 7, 2000






Nations Funds Trust
111 Center Street
Little Rock, Arkansas  72201

Gentlemen:

         With respect to our purchase from you of $100,000 in shares of beneficial interest in Nations Funds Trust (the "Trust"), consisting of $100,000 in shares of Nations High Yield Bond Fund, we hereby advise you that we are purchasing such shares with no intention to dispose of such shares either through resale to others or redemption by the Trust.

                                        Very truly yours,


                                        STEPHENS INC.


                                        By: /s/Richard H. Blank, Jr.
                                           ----------------------------
                                              Richard H. Blank, Jr.
                                              Senior Vice President